Exhibit 10.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and between
DQE FINANCIAL CORP.
and
BLUE WOLF ENERGY HOLDINGS LLC
relating to
MONTAUK ENERGY CAPITAL, LLC
Dated as of November 22, 2006

MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 22, 2006, is made by and between DQE FINANCIAL CORP., a Delaware corporation, with its principal offices located at 411 Seventh Avenue, Pittsburgh, PA 15219 (“Seller”), and BLUE WOLF ENERGY HOLDINGS LLC, a Delaware limited liability company, with its principal offices located at One Liberty Plaza, 23rd Floor, New York NY 10006 (“Purchaser”). Seller and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
     WHEREAS, Seller owns 100% of the outstanding membership interests in Montauk Energy Capital, LLC, a Delaware limited liability company (“Montauk”); and
     WHEREAS, Montauk owns both directly and indirectly, and wholly and partially, equity interests in the Subsidiaries (as defined herein); and
     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the membership interests in Montauk, for the consideration and upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
Definitions and Construction
     1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following words and phrases shall have the following meanings:
          “Additional Employees” has the meaning specified in Section 4.19(b) hereof.
          “Affiliate” means, with respect to any Person, any individual or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, “control” means the direct or indirect ownership of 50% or more of the outstanding capital stock or other equity interests having ordinary voting power.
          “Annual Incentive Plan” means the annual incentive bonus plan sponsored by Seller for its eligible non-union employees.

          “Applicable Law” means any federal, state, local or international statute, law, ordinance, rule or regulation applicable to Seller, the Companies or the Business.
          “Benefit Plans” means, collectively, all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), including multiemployer plans (as defined in Section 3(37) of ERISA and Section 4001(a)(3) of ERISA), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans, which in each case are or were sponsored, maintained or contributed to by DLH or any ERISA Affiliate for the benefit of the Company Employees.
          “Bonds” has the meaning specified in Section 8.15 hereof.
          “Business” means the Companies’ operations in the landfill gas-to-energy business (including electrical production, medium Btu processing, high Btu pipeline quality production and liquefied natural gas business), the development, operation and maintenance of landfill gas collection systems and gas purification facilities.
          “Business Day” means any day other than Saturday, Sunday and any day that in the Commonwealth of Pennsylvania or the State of
New York is a legal holiday or a day on which banking institutions are permitted to be closed.
          “Capital Expenditures” means amounts paid by Seller or its Affiliates (including the Companies) for those capital projects of the Companies identified on Schedule 1.1-A hereto.
          “Capital Expenditures Target” means $6,724,000 which is the aggregate of the targeted Capital Expenditures to be made between November 1, 2006 and December 31, 2006, as set forth on Schedule 1.1-A hereto.
          “Cash Equivalents” means the sum of the cash and cash equivalents of the Companies reflected as “cash” on the consolidated balance sheet of the Companies prepared in accordance with GAAP, applied on a basis consistent with the preparation of the Financial Statements, but excluding the Hedge Cash Proceeds.
          “Closing” means the closing of the sale and purchase of the Purchased Interests pursuant to this Agreement.
          “Closing Capital Expenditures” means the aggregate amount of Capital Expenditures made during the period commencing on November 1, 2006 and ending as of the close of business on the day immediately prior to the Closing Date.
          “Closing Certificate” has the meaning specified in Section 2.6(a) hereof.

          “Closing Date” means the date mutually selected by the Parties which is not later than five Business Days after the earliest date on which the conditions specified in Sections 7.1(b) and 7.2(b) hereof have been satisfied, or such other date as the Parties may mutually agree.
          “Closing Indebtedness” means the amount (supported by payoff letters, as appropriate) of Indebtedness, as of the close of business on the day immediately prior to the Closing.
          “Closing Statement Review” has the meaning specified in Section 2.7 hereof.
          “Closing Working Capital” means Working Capital as of the close of business on the day immediately prior to the Closing Date; provided, however, that Closing Working Capital shall not include Liabilities included in the computation of Closing Indebtedness.
          “COBRA” has the meaning specified in Section 4.15(g) hereof.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Companies” means, collectively, Montauk and the Subsidiaries.
          “Company Assets” means all assets owned or leased by the Companies and used in the Business.
          “Company Employees” has the meaning specified in Section 8.9(a) hereof.
          “Confidentiality Agreement” means that certain Non-Disclosure Agreement dated as of October 5, 2006 between Financial Advisor, on behalf of Seller, and Blue-Wolf Capital Management LLC.
          “Contract” means any contract, agreement, indenture, note, bond, loan, instrument, option, lease, conditional sales contract, sales and purchase order, mortgage, license, franchise, insurance policy, understanding, commitment or other arrangement or agreement, whether written or oral.
          “DLH” means Duquesne Light Holdings, Inc., which owns all of the issued and outstanding stock of Seller.
          “DLH Guaranty” means that certain Guaranty dated as of the Closing Date and executed by DLH in favor of the Purchaser Indemnified Parties, substantially in the form attached as Exhibit A hereto.
          “DOJ” has the meaning specified in Section 8.3(b) hereof.
          “Environmental Laws” has the meaning specified in the definition of Hazardous Materials.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any other Person that, together with DLH, is required to be treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.
          “Estimated Closing Capital Expenditures” means the amount estimated by Seller to be the amount of Closing Capital Expenditures, as set forth on the Closing Certificate.
          “Estimated Closing Indebtedness” means the amount estimated by Seller to be the amount of Closing Indebtedness, as set forth on the Closing Certificate.
          “Estimated Closing Working Capital” means the amount estimated by Seller to be the amount of Closing Working Capital, as set forth on the Closing Certificate.
          “Existing Litigation” has the meaning specified in Section 9.1 (d) hereof.
          “Federal Power Act” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.
          “FERC” means the U.S. Federal Energy Regulatory Commission, and any successor agency thereto.
          “Final Order” means action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions of such transactions prescribed by law, regulation or order have been satisfied.
          “Final Purchase Price” has the meaning specified in Section 2.8 hereof.
          “Financial Advisor” means Ewing Bemiss & Co.
          “Financial Statements” means, collectively, (i) the consolidated balance sheets of the Companies as of December 31, 2004 and 2005, and the related consolidated statements of income and cash flow for the years then ended and (ii) the consolidated balance sheet of the Companies as of October 31, 2006, and the related consolidated statements of income and cash flow for the ten-month period then ended (collectively, the “Interim Statements”).
          “FTC” has the meaning specified in Section 8.3 (b) hereof.
          “GAAP” means United States generally accepted accounting principles.
          “Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

          “GSF Letter of Credit” has the meaning specified in Section 8.12 hereof.
          “GSF Payment Bond” has the meaning specified in Section 8.12 hereof.
          “Hazardous Materials” means hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases including but not limited to substances defined as “PCBs,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials,” “petroleum,” or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 9601; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.§ 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; or any similar state law; and in the plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances, in each case as in effect as of the date of this Agreement (collectively, the “Environmental Laws”); and any other substances, constituents or wastes subject to environmental regulations under any applicable federal, state or local law, regulation or ordinance in effect as of the date of this Agreement.
          “Hedge Cash Proceeds” has the meaning specified in Section 2.6(b)(v) hereof.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indebtedness” means, without duplication, the sum of (i) the principal amount of any indebtedness of the Companies (to the extent of Seller’s interest therein) for borrowed money outstanding immediately prior to the Closing, together with all prepayment premiums or penalties and other amounts becoming due as a result of the transactions contemplated by this Agreement, (ii) any unpaid interest owing on any such indebtedness of the Companies (to the extent of Seller’s interest therein), (iii) amounts owed as of the Closing with respect to any capital lease obligations of the Companies (to the extent of Seller’s interest therein), (iv) all liabilities of the Companies (to the extent of Seller’s interest therein) to pay for the deferred purchase or acquisition price of property, services or businesses which are accrued or required to be accrued under GAAP, other than trade accounts payables or expenses in the ordinary course of business consistent with past practice, (v) indebtedness of others guaranteed by the Companies (to the extent of Seller’s interest therein) or secured by a Lien on any of the Company Assets, or (vi) any receivables or payables owed by any of the Companies to Seller or any Affiliate of Seller (other than the Companies).
          “Indemnified Party” has the meaning specified in Section 9.4(a) hereof.
          “Indemnifying Party” has the meaning specified in Section 9.4(a) hereof.

          “Independent Accountants” has the meaning specified in Section 2.7 hereof.
          “Intellectual Property Rights” means all of the Companies’ patents, trademarks, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information or other rights with respect thereto used in the Business as currently conducted.
          “Interim Working Capital” means $2,415,076, the calculation of which is set forth on Schedule 1.1-B hereto.
          “ISRA” has the meaning specified in Section 8.3(c) hereof.
          “JP Morgan Hedge” has the meaning specified in Section 7.1(h) hereof.
          “Leases” has the meaning specified in Section 4.6(a) hereof.
          “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.
          “Liens” means mortgages, liens, security interests, charges or encumbrances of any kind.
          “Losses” means, collectively, all losses, liabilities, claims, damages and expenses (including reasonable legal fees and expenses).
          “Material Adverse Effect” means (a) a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of the Companies or the aggregate value of their assets, or could reasonably be expected to materially impair the ability of the Companies to own, hold, develop and operate their assets, in each case taken as a whole; or (b) a result or consequence that could reasonably be expected to materially impair Seller’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.
          “Material Contract” has the meaning specified in Section 4.8(a) hereof.
          “Montauk” has the meaning specified in the Recitals to this Agreement.
          “Owned Real Property” has the meaning specified in Section 4.6(b) hereof.
          “Partially Owned Subsidiaries” means, collectively, Apollo Energy III, LLC; Magellan-Montauk LFG, LLC; and, prior to the consummation of the Synfuels Divestiture, Montauk Synfuels, LLC.
          “Party” has the meaning specified in the Recitals to this Agreement.

          “Permits” means the certificates, licenses, permits, authorizations and approvals issued or granted to the Companies by Governmental Entities.
          “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like liens arising in the ordinary course of business, (ii) liens arising under any original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) liens for Taxes and other governmental obligations not yet due and payable or which hereafter may be paid without penalty and (iv) other imperfections of title, restrictions or encumbrances, if any, which do not materially impair the operation or continued use of the specific assets to which they relate.
          “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization or any Governmental Entity.
          “Post-Closing Tax Periods” has the meaning specified in Section 8.1l(a) hereof.
          “Pre-Closing Tax Periods” has the meaning specified in Section 8.11 (a) hereof.
          “Preliminary Purchase Price” has the meaning specified in Section 2.6(b) hereof.
          “Prorated Payment” has the meaning specified in Section 8.9(k) hereof.
          “Purchase Price” has the meaning specified in Section 2.2 hereof.
          “Purchased Interests” means 100% of the membership interests in Montauk.
          “Purchaser” has the meaning specified in the Recitals to this Agreement.
          “Purchaser Agreements” has the meaning specified in Section 7.2(e) hereof.
          “Purchaser Employee Plans” has the meaning specified in Section 8.9(c) hereof.
          “Purchaser Indemnified Parties” has the meaning specified in Section 9.1 hereof.
          “Purchaser Replaced Bonds” has the meaning specified in Section 8.15 hereof.
          “Representatives” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, legal counsel or other representative of that Person.
          “Required Statutory Approvals” has the meaning specified in Section 3.3 hereof.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Seller” has the meaning specified in the Recitals to this Agreement.

          “Seller Agreements” has the meaning specified in Section 7.1 (e) hereof.
          “Seller Employee Plans” has the meaning specified in Section 8.9(c) hereof.
          “Seller Indemnified Parties” has the meaning specified in Section 9.2 hereof.
          “Seller Retained Bonds” has the meaning specified in Section 8.15 hereof.
          “Seller Required Consents” has the meaning specified in Section 3.3 hereof.
          “Straddle Period” means any taxable period beginning before and ending on or after the Closing Date.
          “Subsidiaries” has the meaning specified in Section 4.2 hereof.
          “Synfuels Divestiture” has the meaning specified in Section 8.14 hereof.
          “Synfuels Entities” means, collectively, Montauk Synfuels, LLC, Pace Carbon Synfuels, L.P. and Pace Carbon Fuels, L.L.C.
          “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, customs, duty or other tax), together with any interest, penalty, addition to tax or other additional amount, in each case imposed by any Governmental Entity, (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of a Person being a member of an affiliated, consolidated or combined group with any other entity at any time on or prior to the date of this Agreement and (iii) any liability of any Person with respect to the payment of any amount of the type described in clause (i) or (ii) above as a result of any express or implied obligation of such Person to indemnify or reimburse any other Person.
          “Tax Credits” has the meaning specified in Section 4.13(1) hereof.
          “Tax Return” means all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any schedule, attachment and related supporting information) filed or required to be filed with or supplied to any Governmental Entity in connection with any Taxes, and including any amendments thereof.
          “Third Party Claim” has the meaning specified in Section 9.4(a) hereof.
          “Unadjusted Purchase Price” means $116,600,000.

          “Warn Act” has the meaning specified in Section 8.9(i) hereof.
          “Working Capital” means the excess as of the close of business on the day immediately prior to the Closing Date of (i) the Companies’ (to the extent of Seller’s interest therein) current assets (including any Cash Equivalents) over (ii) the Companies’ (to the extent of Seller’s interest therein) current liabilities (excluding any Indebtedness and any amounts owed to Seller or Affiliates of Seller (other than the Companies)), each as determined in accordance with GAAP; provided, however, that Working Capital shall not include (x) any Indebtedness or other liabilities satisfied as part of the Closing or (y) any receivables or payables which are eliminated pursuant to Section 8.8 hereof. For the elimination of doubt, obligations of the Companies immediately prior to the Closing Date related to employee bonuses, severance, vacation, obligations under any benefit/insurance plans and other similar items, including the items contemplated in Sections 8.9(e) and 8.9(k) hereof, shall be included as current liabilities in the calculation of Working Capital.
     1.2 Knowledge. Whenever any representation or warranty of Seller contained in this Agreement or in any schedule, exhibit or other document delivered in connection with this Agreement is qualified to the “knowledge” of Seller, such qualification means the actual knowledge, after due inquiry, of John R. Schmitt, Michael W. Rodgers, James A. Greenwell, G.R. O’Mahony, Daniel L. Bonk, Martin L. Ryan, Traci L. Spooner, Renee A. Voyt, Richard K. Wilcox, Joseph Sziveri and Gary L. Valdez. For purposes of this Section 1.2, “due inquiry” means the conduct of a reasonable investigation concerning the existence of certain facts or other matters, including, where appropriate, the making of a reasonably diligent inquiry of those employees of the Seller and/or the Companies with principal day-to-day operational responsibility with respect to such facts or matters.
     1.3 Limitations on Provisions relating to Partially Owned Subsidiaries. Notwithstanding anything to the contrary herein, (a) all representations and warranties of Seller contained in this Agreement or in any schedule, exhibit or other document delivered in connection with this Agreement which relate to the Partially Owned Subsidiaries (other than representations and warranties regarding Seller’s indirect ownership interest in the Partially Owned Subsidiaries) are deemed to be made to, and are qualified in their entirety by, the knowledge of Seller; (b) all covenants and agreements of Seller contained in this Agreement or in any schedule, exhibit or other document delivered in connection with this Agreement which relate to the Partially Owned Subsidiaries are made subject to the qualification that Seller indirectly owns only a 50% membership interest in each Partially Owned Subsidiary and, as a result, does not control the Partially Owned Subsidiaries; and (c) Seller does not make any representation, warranty or covenant regarding the entities which own the other 50% membership interest in each Partially Owned Subsidiary.

ARTICLE II
Sale and Purchase of Purchased Interests; Closing
     2.1 Sale and Purchase of the Purchased Interests. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell to Purchaser, and Purchaser will purchase from Seller, the Purchased Interests.
     2.2 Purchase Price. In consideration for the Purchased Interests and the fulfillment of the obligations set forth herein, Purchaser shall pay Seller the Unadjusted Purchase Price, subject to the adjustments required to be made pursuant to Sections 2.6 and 2.8 (the “Purchase Price”).
     2.3 Payment of Preliminary Purchase Price. The Preliminary Purchase Price, determined in accordance with Section 2.6 hereof, shall be payable by Purchaser to Seller at the Closing.
     2.4 Closing. The Closing shall be held at the offices of Seller located at 411 Seventh Avenue, Pittsburgh, Pennsylvania, or at such other location as the Parties mutually may agree, at 10:00 a.m. on the Closing Date. The Closing shall be effective as of 12:01 a.m. on the Closing Date.
     2.5 Deliveries at Closing. At the Closing, the following shall occur:
          (a) Seller shall deliver to Purchaser the following items:
          (i) an assignment of membership interest relating to the Purchased Interests;
          (ii) resignations of all managers, directors and officers, as applicable, of the Companies (or, in the case of the Partially Owned Subsidiaries, those managers designated or appointed by Montauk), in each case effective as of the Closing; and
          (iii) the Seller Agreements and all other items Seller is required to deliver pursuant to Section 7.1 hereof.
          (b) Purchaser shall deliver to Seller the following items:
          (i) the Preliminary Purchase Price, by wire transfer at the Closing to an account specified by Seller (which account shall be specified by Seller no later than two Business Days prior to the Closing Date); and
          (ii) the Purchaser Agreements and all other items Purchaser is required to deliver pursuant to Section 7.2 hereof.

     2.6 Purchase Price Adjustments.
          (a) Closing Certificate. At least two Business Days prior to the Closing, Seller shall deliver to Purchaser a certificate (the “Closing Certificate”), which certificate shall set forth Seller’s best estimate of the Estimated Closing Indebtedness, Estimated Closing Working Capital and Estimated Closing Capital Expenditures.
          (b) Closing Adjustments and Determination of Preliminary Purchase Price. The cash portion of the Purchase Price payable to Seller at the Closing pursuant to Section 2.3 hereof shall be determined as follows:
          (i) Funded Indebtedness. The portion of the Purchase Price payable at the Closing pursuant to Section 2.3 hereof will be reduced, on a dollar-for-dollar basis, by the amount of Estimated Closing Indebtedness assumed or paid by Purchaser, if any, in cash by wire transfer of funds to the accounts of the holders of Indebtedness listed on Schedule 2.6(b) hereto as necessary to fully satisfy the Companies’ Indebtedness with such holders.
          (ii) Working Capital. The portion of the Purchase Price payable at the Closing pursuant to Section 2.3 hereof will be adjusted, on a dollar-for-dollar basis, (A) downward by the amount, if any, by which the Estimated Closing Working Capital is less than the Interim Working Capital, or (B) upward by the amount, if any, by which the Estimated Closing Working Capital is more than the Interim Working Capital.
          (iii) Capital Expenditures. The portion of the Purchase Price payable at the Closing pursuant to Section 2.3 hereof will be adjusted, on a dollar-for-dollar basis, (A) downward by the amount, if any, by which the Estimated Closing Capital Expenditures is less than the Capital Expenditures Target, or (B) upward by the amount, if any, by which the Estimated Closing Capital Expenditures is more than the Capital Expenditures Target.
          (iv) Put Options. The portion of the Purchase Price payable at the Closing pursuant to Section 2.3 hereof will be reduced, on a dollar-for-dollar basis, by fifty percent (50%) of the aggregate purchase price as of the Closing Date of the put options described on, and determined in accordance with, Schedule 2.6(b)(iv) hereto.
          (v) Hedging Proceeds. The portion of the Purchase Price payable at the Closing pursuant to Section 2.3 hereof will be adjusted, on a dollar-for-dollar basis, (A) downward by the amount, if any, by which the net cash proceeds received by the Companies as a result of the unwinding and termination of the JP Morgan Hedge (the “Hedge Cash Proceeds”) are less than $4,000,000, or (B) upward by the amount, if any, by which the Hedge Cash Proceeds are more than $4,000,000.
The Purchase Price, as adjusted pursuant to the foregoing clauses (i) through (v) shall be referred to as the “Preliminary Purchase Price.”

     2.7 Post-Closing Review and Final Adjustments to Purchase Price. Within 60 days following the Closing Date, there shall be delivered to Seller a computation schedule, together with supporting documentation therefor, of the actual (as opposed to estimated) Closing Indebtedness, Closing Working Capital and Closing Capital Expenditures (the “Closing Statement Review”). The Closing Statement Review shall be prepared by Purchaser, at Purchaser’s sole cost and expense, in accordance with GAAP and in accordance with the computations of the various estimates made by Seller at Closing pursuant to Section 2.6 hereof. In the event Seller disputes any item(s) on the Closing Statement Review within 15 days after Seller’s receipt thereof, and such dispute is not resolved within 15 days after Seller’s notification to Purchaser of the existence of the dispute, the Parties shall jointly retain Schneider Downs, an independent accounting firm (the “Independent Accountants”), to review the disputed item(s) on the Closing Statement Review. The final determination of such disputed item(s) by the Independent Accountants shall be binding on the parties. The cost of retaining the Independent Accountants shall be borne 50% by Purchaser and 50% by Seller.
     2.8 Payment of Final Adjusted Purchase Price. The amount paid to Seller at Closing as the Preliminary Purchase Price shall be adjusted following the Closing as a result of the Closing Statement Review process set forth in Section 2.7 hereof as follows:
     (i) downward by the amount, if any, by which the Estimated Closing Indebtedness is less than the Closing Indebtedness;
     (ii) upward by the amount, if any, by which the Estimated Closing Indebtedness is more than the Closing Indebtedness;
     (iii) upward by the amount, if any, by which the Estimated Closing Working Capital is less than the Closing Working Capital;
     (iv) downward by the amount, if any, by which the Estimated Closing Working Capital is more than the Closing Working Capital;
     (v) upward by the amount, if any, by which the Estimated Closing Capital Expenditures is less than the Closing Capital Expenditures; or
     (vi) downward by the amount, if any, by which the Estimated Closing Capital Expenditures is more than the Closing Capital Expenditures.
The Preliminary Purchase Price, as adjusted pursuant to the foregoing clauses (i) through (vi), shall be referred to as the “Final Purchase Price.” If the Final Purchase Price is less than the Preliminary Purchase Price as a result of the aggregate amount of such adjustments, the differential shall be payable by Seller to Purchaser. If the Final Purchase Price is greater than the Preliminary Purchase Price as a result of such adjustments, the differential shall be payable by Purchaser to Seller. Such payments shall be made within five Business Days following the expiration of Seller’s 15-day period for delivering a notice of a dispute under Section 2.7 hereof if no such dispute was raised, or if such a notice of a dispute was delivered, then such payment shall be made within five Business Days following resolution of such dispute in accordance with the terms of Section 2.7 hereof. Any payment made pursuant to this Section 2.8 shall be made by wire transfer of immediately available funds to an account designated by the receiving Party. The provisions of Sections 2.6, 2.7 and 2.8 hereof shall not be subject to, and Claims thereunder shall not be subject to (and shall not be included in the calculation of the aggregate amount of any Claims that are subject to), the limitations set forth in Article IX hereof.
ARTICLE III
Seller’s Representations and Warranties Regarding Seller
     Seller hereby makes the following representations and warranties regarding Seller to Purchaser, each of which is true and correct on the date hereof (except where specifically provided otherwise) and will be true and correct on the Closing Date, and each of which shall survive the Closing Date and the transactions contemplated hereby to the extent set forth in Section 11.3 hereof:
     3.1 Due Organization and Standing. Seller is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware.
     3.2 Authority; Execution and Delivery; Enforceability. Seller has full corporate power and authority to execute and deliver this Agreement and the Seller Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Seller Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. Seller has duly executed and delivered this Agreement and will duly execute and deliver each Seller Agreement. This Agreement constitutes, and each Seller Agreement, when duly executed and delivered by Seller, shall constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights and by general principles of equity.
     3.3 No Conflicts; Consents. The execution and delivery by Seller of this Agreement and the Seller Agreements, the consummation by Seller of the transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller under, any provision of (i) the organizational documents of Seller or the Companies, (ii) any contract, agreement or instrument to which Seller or any of the Companies is a party or by which any of their properties or assets is bound or (iii) any judgment, order or decree applicable to Seller or the Companies or any Applicable Law, other than, in the case of clauses (ii) and (iii) above, (x) any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, (y) the Required Statutory Approvals and (z) the Seller Required Consents. Except as disclosed on Schedule 3.3-A hereto with respect to Governmental Entities (collectively, the “Required Statutory Approvals”) and on Schedule 3.3-B hereto with respect to any other Person

(collectively, the “Seller Required Consents”), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, respectively, is required to be obtained or made by or with respect to Seller or the Companies in connection with Seller’s execution and delivery of this Agreement or the Seller Agreements or the consummation by Seller of the transactions contemplated hereby and thereby, other than any such items which if not obtained or made, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.
     3.4 Litigation. There is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against Seller that questions the validity of this Agreement or any Seller Agreement or the right of Seller to enter into such agreements or consummate the transactions contemplated hereby or thereby.
ARTICLE IV
Seller’s Representations and Warranties Regarding the Companies
     Seller hereby makes the following representations and warranties regarding the Companies to Purchaser, each of which is true and correct on the date hereof (except where specifically provided otherwise) and will be true and correct on the Closing Date, and each of which shall survive the Closing Date and the transactions contemplated hereby to the extent set forth in Section 11.3 hereof:
     4.1 Due Organization, Standing and Power.
          (a) Montauk is a duly formed limited liability company, validly existing and in good standing under the laws of the State of Delaware. Montauk has full limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and to conduct the Business it presently conducts, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. Montauk is duly qualified to do business as a foreign limited liability company in each jurisdiction where the character of the assets held by it or the nature of the Business conducted by it make such qualification necessary for it to conduct the Business as currently conducted by it, except where the failure to so qualify would not have a Material Adverse Effect. Seller has delivered or made available to Purchaser true, accurate and complete copies of Montauk’s certificate of formation, operating agreement, and minute books relating to meetings of the managers and member of Montauk, and membership interest transfer records, which books and records are complete and correct in all material respects.
          (b) Each of the Subsidiaries is duly formed or organized, validly existing and in good standing under the laws of the state set forth on Schedule 4.2 hereto. Each Subsidiary has full limited liability company or corporate, as applicable, power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and to conduct the Business it presently conducts, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary is duly qualified to do business as a foreign limited liability company or corporation, as applicable, in each jurisdiction where the character of the assets held by it or the nature of the Business conducted by it make such qualification necessary for it to conduct the Business as currently conducted by it, except where the failure to so qualify would not have a Material Adverse Effect. Seller has delivered or made available to Purchaser true, accurate and complete copies of each Company’s organizational documents and minute books relating to meetings of the managers, directors and members, as applicable, of such Company, and membership interest or stock, as applicable, transfer records, which books and records are complete and correct in all material respects.
     4.2 Subsidiaries.
     (a) As of the date of this Agreement, except for (i) the entities listed on Schedule 4.2 hereto, which include the Partially Owned Subsidiaries (collectively, the “Subsidiaries”), and (ii) Montauk Synfuels, LLC’s ownership of a 8.325% limited partnership interest in Pace Carbon Synfuels Investors, L.P., the Companies do not own equity in or control, directly or indirectly, any other corporation, association, limited liability company, limited partnership or any other business entity, and do not participate in any partnership, joint venture or similar arrangement.
     (b) As of the Closing Date, except for the entities listed on Schedule 4.2 hereto (but not including Montauk Synfuels, LLC), the Companies do not own equity in or control, directly or indirectly, any other corporation, association, limited liability company, limited partnership or any other business entity, and do not participate in any partnership, joint venture or similar arrangement.
     4.3 Capitalization.
          (a) Seller owns 100% of the membership interests in Montauk. There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition of any membership interests or other securities of Montauk.
          (b) Schedule 4.2 hereto lists, with respect to each Subsidiary, (i) the type of entity, (ii) the state of organization or formation, (iii) the states where qualified to do business as a foreign entity, (iv) such Subsidiary’s issued and outstanding equity securities and the holders of such securities and (v) any outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition of any equity interests or other securities of such Subsidiary.
     4.4 Financial Statements; Liabilities. The Financial Statements (including the notes thereto, if any), complete and correct copies of which are attached as Schedule 4.4 hereto, have been prepared from and in accordance with the books and records of the Companies and present fairly, in all material respects, the financial position and results of operations of the Companies as of the dates and for the periods indicated, in conformity with GAAP, consistently applied during such periods, except as otherwise stated in the Financial Statements or in the notes thereto, if any, subject, in the case of the Interim Statements, to (a) normal and recurring year-end adjustments and (b) the lack of footnote disclosures. The Companies have no Liability (and, to the knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Companies giving rise to any Liability) except for (i) Liabilities set forth or reflected in the Financial Statements, (ii) Liabilities arising after the date of the most recent Interim Statement which have arisen in the ordinary course of business, (iii) contractual Liabilities arising in the ordinary course of business which are not required to be set forth or reflected in the Financial Statements, (iv) Liabilities otherwise disclosed in this Agreement and (v) other Liabilities which do not exceed $25,000 in the aggregate.
     4.5 Title to Assets. Each Company has good and valid title to all of its assets, in each case free and clear of all Liens, except (a) Permitted Liens and (b) the rights of lessors in and to leased assets.
     4.6 Real Property.
          (a) Other than the Companies’ interest in various sites pursuant to Material Contracts listed on Schedule 4.8 hereto, all real property leases to which any Company is a party are listed on Schedule 4.6(a) hereto (collectively, the “Leases”). Each Lease is valid, binding and in full force and effect and enforceable by such Company in accordance with its terms. All material obligations required to be performed by such Company to date under the Leases have been performed, and such Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the knowledge of Seller, no other party to any Lease is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. No Company has received written notice of the intention of any party to terminate any Lease. Complete and correct copies of all Leases, together with all modifications and amendments thereto, have been delivered or made available to Purchaser.
          (b) Except for the properties described on Schedule 4.6(b) hereto (collectively, the “Owned Real Property”), the Companies do not own real property. Waste Energy Technology, LLC has good and marketable title to the Owned Real Property, and owns the Owned Real Property free and clear of all Liens other than Permitted Liens. Seller has delivered or made available to Purchaser copies of the most recent title work, survey and deed, if any, in Seller’s possession relating to the Owned Real Property.
     4.7 Intellectual Property Rights.
          (a) The Companies own or possess adequate licenses or other rights to use their respective material Intellectual Property Rights. To the knowledge of Seller, the operation of the Business as now conducted does not and will not conflict with or infringe any proprietary rights owned or possessed by any third party.
          (b) There are no claims, disputes, actions, proceedings, suits or appeals pending against the Companies with respect to any Intellectual Property Rights (other than those,

if any, with respect to which service of process or similar notice has not yet been made on the Companies), and, to the knowledge of Seller, none has been threatened against the Companies. To the knowledge of Seller, there are no facts or alleged facts which reasonably would serve as a basis for any claim that any Company does not have the right to use any of its Intellectual Property Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of its respective Business.
          (c) To the knowledge of Seller, none of the Intellectual Property Rights has been infringed by third parties.
     4.8 Contracts.
          (a) Schedule 4.8 hereto sets forth a true and complete (except where such Contract is disclosed elsewhere on a Schedule to this Agreement) list of each of the following Contracts to which any Company is a party, or by which any Company or any of its assets is bound (collectively, the “Material Contracts”):
          (i) any Contract relating to landfill gas rights, landfill gas (or other energy) development and production, landfill gas (or other energy) sales, power purchase, and operations and maintenance;
          (ii) any Contract involving the expenditure by any Company of more than $100,000 in any instance (or any Contract involving aggregate expenditures by any Company of more than $250,000), including for the purchase of materials, goods, supplies, equipment, services or assets;
          (iii) any Contract with any supplier or vendor containing any provision permitting any party other than the Companies to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by any Company to meet its obligations under the Contract when due or the occurrence of any other event;
          (iv) any outstanding guarantee, subordination agreement and indemnity agreement, whether or not entered into in the ordinary course, under which any Company is or may become liable for or obligated to discharge, or any asset of any Company is or may become subject to the satisfaction of, any indebtedness, obligations, performance or undertaking of other Persons involving the potential expenditure by any Company of more than $25,000 in any instance (or any such guarantee, subordination agreement or indemnity agreement involving the potential aggregate expenditure by any Company of more than $100,000);
          (v) any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), including notes, indentures, mortgages, deeds of trust, loan or credit agreements, capital and equipment leases, letters of credit, pledge agreements, security agreements, factoring agreements or other Contracts for or relating to the incurrence of indebtedness;

          (vi) any Contract with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;
          (vii) any partnership, limited liability company, joint venture agreement, management Contract, or other Contract involving a sharing of profits or expenses by any Company;
          (viii) any Contract relating to a pending acquisition or disposition of any business (whether by merger, consolidation, reorganization, sale of stock, sale of assets or otherwise) or securities or other equity interests;
          (ix) any marketing, sales, franchise, distribution, commission, dealer, agency, representative, consulting or similar Contract which is exclusive or pursuant to which any Company is obligated to pay an amount in excess of $25,000 during any calendar year (or any such Contract providing for aggregate payments by any Company in excess of $100,000);
          (x) any Contract between any Company and Seller or an Affiliate of Seller (other than the Companies);
          (xi) any outstanding power-of-attorney empowering any Person not a current employee of any Company to act on behalf of any Company;
          (xii) any employee collective bargaining agreement with any labor union or employees covering former, current or future employees of any Company or work done, being done or to be done in the future by any Company;
          (xiii) any confidentiality agreement, non-competition, non-solicitation, no-hire, stand-still agreement or other Contract that restricts any Company from engaging in any line of business in any geographic area or competing with any Person;
          (xiv) any employment Contract;
          (xv) any Contract for the payment or receipt of license fees, commissions or royalties to or from any Person anticipated to be in excess of $25,000 individually or on an annual basis (or any such Contract providing for aggregate payments to or from any Person anticipated to be in excess of $100,000);
          (xvi) any Contract among members or stockholders or granting preemptive rights, a right of first refusal, registration rights or similar rights, or with respect to voting of securities of or equity interests in any Company;
          (xvii) any Contract with any Governmental Entity;

          (xviii) any Contract with respect to the discharge, storage or removal of Hazardous Materials;
          (xix) any other material Contract not made in the ordinary course of business; and
          (xx) any binding commitment or agreement to enter into any of the foregoing.
          (b) Except as disclosed on Schedule 4.8 hereto, (i) all of the Material Contracts are valid, binding and in full force and effect and are enforceable by the Company party thereto in accordance with their respective terms; (ii) each Company has performed all material obligations required to be performed by it to date under the Material Contracts to which it is a party, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder; (iii) to the knowledge of Seller, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder; and (iv) no Company has received written notice of the intention of any party to terminate any Material Contract. Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been delivered or made available to Purchaser.
          (c) Schedule 3.3-B hereto sets forth each Material Contract with respect to which the consent of the other party or parties thereto is required by virtue of the execution and delivery of this Agreement to avoid the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof, other than any such consent which if not obtained, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     4.9 Condition of Assets. Except as disclosed on Schedule 4.9 hereto, all Company Assets are in good operating condition and repair, reasonable wear and tear excepted, and subject to assets which are not utilized from time to time due to surplus, salvage or routine maintenance.
     4.10 Permits. Except as disclosed on Schedule 4.10 hereto, the Companies possess all material Permits that are necessary or desirable for the conduct of their Business. The Companies, as applicable, validly hold all such Permits and have complied in all material respects with all terms and conditions thereof. Except as disclosed on Schedule 4.10 hereto, no Company has received, subsequent to December 31, 2003, written notice of any proceedings relating to the revocation or modification of any such Permit. To the knowledge of Seller, none of the Permits will be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or consummation of the transactions contemplated hereby.
     4.11 Insurance. An Affiliate of Seller and certain of the Companies maintain the insurance policies disclosed on Schedule 4.11 hereto for fire and casualty, liability, directors’ and officers’ liability and miscellaneous professional liability that provide coverage for the Companies with respect to their Business in such amounts, with such deductibles and against such risks and losses as are, in Seller’s judgment, reasonable for their Business. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To the knowledge of Seller, the Business has been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. At the Closing, coverage with respect to the Companies under the insurance policies maintained by Seller, the Companies or any of their Affiliates shall be terminated for periods after the Closing Date; provided, however that all insurance policies maintained by any Partially Owned Subsidiary shall not be terminated and shall remain in full force and effect after the Closing Date.
     4.12 Sufficiency of Assets. The Company Assets comprise all the assets employed by the Companies in connection with the Business. The Company Assets are sufficient for the conduct of the Business by the Companies immediately following the Closing in substantially the same manner as currently conducted.
     4.13 Taxes. Except as disclosed on Schedule 4.13 hereto:
          (a) The Companies, and any affiliated group, within the meaning of Section 1504 of the Code, of which any Company is or has been a member, have filed or caused to be filed in a timely manner (within any applicable extension periods), all Tax Returns. All Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof. No Liens for Taxes have been filed against the Company Assets.
          (b) For federal, state, local and foreign income Tax purposes: (i) all of the membership interests in Montauk are directly owned by Seller and Seller has, at all times during which Montauk has been a limited liability company, treated Montauk as a “disregarded entity” of Seller; (ii) Seller has, at all times during which each limited liability company Subsidiary has been a limited liability company, treated each limited liability company Subsidiary (the membership interests in which are directly or indirectly wholly owned by Montauk) as a “disregarded entity” of Seller; (iii) Seller has at all times treated the capital stock of each C corporation Subsidiary as directly owned by Seller; (iv) Seller has at all times treated its direct or indirect membership interests in each Partially Owned Subsidiary as directly owned by Seller; and (v) Seller has at all times treated each limited liability company Subsidiary (the membership interests in which are directly or indirectly wholly owned by a Partially Owned Subsidiary) as a “disregarded entity” of such Partially Owned Subsidiary.
          (c) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
          (d) The Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding similar provision of state, local or foreign income Tax law) executed prior to the Closing Date; (iii) any deferred intercompany gain or any excess loss account described under

Section 1502 of the Code and the regulations promulgated thereunder relating to a period prior to the Closing Date; (iv) any installment sale or open transaction disposition made prior to the Closing Date; or (v) any prepaid amount received prior to the Closing Date.
          (e) The Companies have not entered into any compensatory agreements that would result in a nondeductible expense pursuant to Section 280G of the Code
          (f) To the knowledge of Seller, there are no actions by any Governmental Entity in connection with assessing additional Taxes against or in respect of any of the Companies for any past period. There is no dispute or claim concerning any Tax liability of the Companies either (i) pending, or to the knowledge of Seller, threatened by any Governmental Entity or (ii) of which the Seller otherwise has knowledge. There are no liens for Taxes upon the assets or properties of the Companies other than liens for Taxes not yet due and payable. No audit or other proceedings by any Governmental Entity is pending or, to the knowledge of Seller, threatened with respect to any Taxes due from or with respect to the Companies.
          (g) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or that include or are treated as including, the Companies or with respect to any Tax assessment or deficiency affecting the Companies.
          (h) The Companies have no liability for the Taxes of any Person other than the Companies (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) by contract or otherwise.
          (i) The Companies have not agreed to make nor are required to make any adjustment under Section 481 of the Code.
          (j) The Companies are not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.
          (k) There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Companies under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, and (iv) Section 1502 of the Code and Treasury regulations promulgated thereunder.
          (1) All federal and state tax credits (“Tax Credits”) earned or received by any of the Companies prior to the Closing Date, or to which any of the Companies is entitled for any period ending prior to the Closing Date, are valid and enforceable by the Companies, and no Company has any Liability to any Governmental Entity with respect to such Tax Credits or to Tax Credits claimed by any Affiliate of any of the Companies.
          (m) The Companies and their Affiliates, as applicable, have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or third party performing services for the Companies, and all Forms W-2 and 1099 and other forms required with respect thereto have been properly completed and timely filed with the applicable Governmental Entity.

          (n) No Company has been the distributing corporation with respect to a transaction described in Section 355 of the Code within the three-year period ending on the date of this Agreement.
     4.14 Litigation. There is no action, suit or proceeding pending against any Company or, to the knowledge of Seller, threatened against any Company, that questions the validity of this Agreement. Except as disclosed on Schedule 4.14 hereto, (a) there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against any Company, other than actions, suits or proceedings which are covered by insurance and are subject to deductibles of $25,000 or less individually and $50,000 or less in the aggregate; (b) no Company is a party to or subject to the provisions of any writ, injunction, judgment, order or decree of any court or other Governmental Entity; and (c) there is no action, suit, proceeding or investigation by any Company against a third party currently pending or, to the knowledge of Seller, which any Company currently intends to initiate.
     4.15 Benefit Plans. Except as disclosed on Schedule 4.15 hereto:
          (a) No Company maintains or contributes to any Benefit Plans.
          (b) Each Benefit Plan has been operated in all material respects in accordance with Applicable Law (including ERISA and the Code), the plan documents thereof and collective bargaining agreements, if any. Each Benefit Plan that is intended to be qualified under Section 401 (a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Benefit Plan is so qualified and, to the knowledge of Seller, nothing has occurred subsequent to the issuance of such determination letter which would cause such Benefit Plan to lose its qualified status. To the knowledge of Seller, no act or omission has occurred and no condition exists with respect to any Benefit Plans that would subject Purchaser to any fine, penalty, Tax or Liability, of any kind imposed under ERISA, the Code or other Applicable Law following the Closing.
          (c) There are no material undisclosed liabilities in respect of the Benefit Plans with respect to which Purchaser reasonably could be expected to be liable.
          (d) No Company has contributed to any multi-employer plans, as defined in Section 3(37) of ERISA, that would subject Purchaser to any liability.
          (e) There is no litigation or administrative or other proceedings involving any Benefit Plan, and no Company has received, subsequent to December 31, 2005, any written notice that any such proceeding is threatened, in each case that would have or reasonably would be expected to have a Material Adverse Effect.
          (f) No employee or former employee of any Company will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby and which is payable by any Company out of its general assets.

          (g) None of the Benefit Plans provides for post-employment life or health insurance, benefits or coverage for any Company Employee participant or any Company Employee beneficiary of any Company Employee participant, except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
          (h) To the knowledge of Seller, neither Seller, any Company, the Benefit Plans, nor any employee of the foregoing, nor any trustee, administrator or other fiduciary of a Benefit Plan has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any party to the tax or penalty on prohibited transactions imposed by the Code or the sanctions imposed under Title 1 or ERISA.
          (i) To the knowledge of Seller, no Benefit Plan subject to Title IV of ERISA has incurred nor will the transactions contemplated by this Agreement give rise to any liability, contingent liability or withdrawal liability to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Code Section 412.
          (j) To the knowledge of Seller, each Benefit Plan which is a “non-qualified deferred compensation Plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and subsequent guidance.
     4.16 Absence of Changes or Events. Except as disclosed on Schedule 4.16 hereto, since December 31, 2005, there has not been any material adverse change in the assets, condition (financial or otherwise) or results of operations of the Companies or in the Business, taken as a whole, other than changes relating to the economy in general or the landfill gas industry in general, and not specifically relating to the Companies. Except as disclosed on Schedule 4.16 hereto, since December 31, 2005, the Companies have caused their respective Business to be conducted in the ordinary course and in substantially the same manner as previously conducted and have made all reasonable efforts consistent with past practices to preserve the relationships of their respective Business with customers, suppliers and others with which they conduct business.
     4.17 Governmental Regulation. Except as set forth on Schedule 4.17 hereto, the Companies are not subject to regulation under (a) the Public Utility Holding Company Act of 1935, as amended, (b) the Federal Power Act, (c) the National Gas Act, as amended, or (d) the Natural Gas Policy Act, as amended, or subject to regulation as an “electric utility”, “electric corporation”, “electrical company”, “electric utility company”, electric utility holding company”, “public utility”, “holding company”, “public utility holding company”, “public service corporation”, “gas utility”, “gas company” or the equivalent under any Applicable Law. No Company is an “investment company”, an “investment advisor” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     4.18 Compliance with Applicable Laws. Except as disclosed on Schedule 4.20 hereto, each Company is in compliance in all material respects with all Applicable Laws, including those relating to occupational health and safety. Except as disclosed on Schedule 4.20 hereto, no Company has received, subsequent to December 31, 2003, any written communication from a Governmental Entity that alleges that its Business has failed to comply in any material respect with any Applicable Laws. Except as disclosed on Schedule 4.20 hereto, no Company has received, subsequent to December 31, 2003, any written notice that any investigation or review by any Governmental Entity is pending (and remains pending as of the date hereof) with respect to such Company or its Business or that any such investigation or review is contemplated.
     4.19 Labor Matters.
          (a) No Company is subject to any suit, action or proceeding which is pending or, to the knowledge of Seller, threatened asserting that any Company has committed unfair labor practices (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel any Company to bargain with any labor organization as to the terms and conditions of employment. No strike, lockout or other work stoppage or material labor dispute involving any Company is pending or, to the knowledge of Seller, threatened, and there is no current petition, proceeding or similar activity involving any employees of the Companies seeking to certify a collective bargaining unit or engaging in any organizational activity. No Company is bound by any collective bargaining agreement or other contract with a labor union or labor organization. The Companies have complied in all material respects with all laws relating to employment, wages, hours, collective bargaining arrangements and payment of social security or similar Taxes, and no Person has asserted that any Company is liable for any arrears of wages, Taxes or penalties for failure to comply with any of the foregoing laws.
          (b) Schedule 4.19 hereto contains an accurate and complete list of (i) all of the employees of the Companies as of the date of this Agreement and (ii) certain additional employees of Seller or its Affiliates (other than the Companies) who perform services for the Companies (collectively, the “Additional Employees,” and identified as such on Schedule 4.19 hereto), as well as each such employee’s hire date, job title and work location.
          (c) The Companies are in compliance in all material respects with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes.
          (d) Except as set forth on Schedule 4.19 hereto, all of the Company Employees are “at-will” employees with no employment contracts or material severance, change of control or other such plans providing for payments or benefits to the employees with respect to the transactions contemplated by this Agreement that would be materially different from the payment and benefits that any of such employees would receive upon any termination of employment not with respect to the transactions contemplated by this Agreement or any change of control.

     4.20 Environmental Matters. To the knowledge of Seller and except as disclosed on Schedule 4.20 hereto:
          (a) Each Company is in compliance in all material respects with all applicable Environmental Laws.
          (b) There has been no release or threatened release by any Company of any Hazardous Materials on, upon, into or from any real property used by any Company in violation of applicable Environmental Laws.
          (c) There have been no Hazardous Materials generated by any Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States.
          (d) Each Company has obtained and is in compliance with all material Permits that are required pursuant to applicable Environmental Laws for the occupation and use by such Company of its facilities and the operation of its Business.
          (e) No Company has received, subsequent to December 31, 2003, any written notice or report regarding any actual or alleged violation of Environmental Laws by any Company, including any investigation, remedial or corrective obligations relating to such Company or its Business arising under Environmental Laws.
Notwithstanding anything to the contrary herein, this Section 4.20 constitutes the only representations and warranties made by Seller with respect to environmental matters.
     4.21 Bank Accounts. Schedule 4.21 hereto sets forth a true and complete list of each bank, deposit, lock-box or cash collection, management or other account of the Companies, including the title and number of the account, the financial or other institution at which such account is located and the list of approved signatories for check-writing or withdrawal authority in respect of each such account (if applicable).
     4.22 Brokers. Neither Seller, the Companies or any Affiliate thereof has any contract, arrangement or understanding with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement except for Financial Advisor, whose fees and expenses shall be borne by Seller.
     4.23 Accounts Receivable. All of the accounts, notes and loans receivable that have been recorded on the books of the Companies are bona fide and represent accounts, notes and loans receivable validly due for goods sold, services rendered or other transactions occurring in the ordinary course of business. None of such receivables is subject to any asserted claim of offset or recoupment or counterclaim, and the Seller has no knowledge of any specific facts that would be likely to give rise to any such claim or that any such receivable will not be collected in accordance with its terms. No amount of such accounts receivable is contingent upon the performance by the Companies of any obligation and no agreement for deduction or discount or any type of credit has been made with respect to any such accounts receivable. To the knowledge of Seller, no account debtor of the Companies has proposed any material discount or reduction with respect to such account debtor’s accounts receivable.
     4.24 Absence of Certain Business Practices. Neither the Companies, Seller nor, to the knowledge of Seller, any of their respective officers, employees or agents nor any other Person acting on any of their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of the Companies (or assist the Companies in connection with any actual or proposed transaction): (i) which might subject the Companies to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (ii) which, if not continued in the future, would have a Material Adverse Effect or which would subject the Companies to suit or penalty in any private or governmental litigation or proceeding; or (iii) for establishment or maintenance of any concealed fund or concealed bank account.
     4.25 Disclosure. No representation or warranty of Seller set forth in this Agreement, in any of the Schedules or Exhibits hereto, or in any of the other Seller Agreements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they are made.
ARTICLE V
Purchaser’s Representations and Warranties
     Purchaser hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof (except where specifically provided otherwise) and will be true and correct on the Closing Date, and each of which shall survive the Closing Date and the transactions contemplated hereby to the extent set forth in Section 11.3 hereof:
     5.1 Due Organization and Standing. Purchaser is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Delaware.
     5.2 Authority; Execution and Delivery; Enforceability. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and the Purchaser Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Purchaser Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action. Purchaser has duly executed and delivered this Agreement and will duly execute and deliver each Purchaser Agreement. This Agreement constitutes, and each Purchaser Agreement, when duly executed and delivered by Purchaser, shall constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights and by general principles of equity.

     5.3 No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement and the Purchaser Agreements, the consummation by Purchaser of the transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) the organizational documents of Purchaser, (ii) any contract, agreement or instrument to which Purchaser or any of its Affiliates is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order or decree applicable to Purchaser or any of its Affiliates or any Applicable Law, other than, in the case of clauses (ii) and (iii) above, (x) any such items that, individually or in the aggregate, have not had and could not reasonably be expected to materially impair Purchaser’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement, and (y) the Required Statutory Approvals. Except for the Required Statutory Approvals, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to Purchaser or any of its Affiliates in connection with Purchaser’s execution, delivery and performance of this Agreement or any Purchaser Agreement or the consummation by Purchaser of the transactions contemplated hereby and thereby or the conduct by Purchaser of the Business following the Closing as conducted on the date hereof.
     5.4 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser that questions the validity of this Agreement or any Purchaser Agreement or the right of Purchaser to enter into such agreements or to consummate the transactions contemplated hereby or thereby.
     5.5 Knowledge and Experience; Investment. Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. Purchaser has been furnished with and has had access to such information as Purchaser considered necessary to make an informed investment decision and determination as to the purchase of the Purchased Interests. Purchaser is acquiring the Purchased Interests for investment and not with a view to its sale or distribution other than a sale or distribution which is registered under applicable securities laws or is exempt from such registration.
     5.6 Availability of Funds. Subject to the satisfaction of the conditions precedent set forth in Sections 7.1(j) and 7.1(k) hereof, Purchaser has or has access to sufficient funds to pay the Purchase Price and to consummate the transactions contemplated hereby.
     5.7 Disclosure. No representation or warranty of Purchaser set forth in this Agreement or in any of the Schedules or Exhibits hereto, or in any of the other Purchaser Agreements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they are made.

ARTICLE VI
Restrictions on Transfer of Purchased Interests
     6.1 Restricted Securities. Purchaser acknowledges that the Purchased Interests have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The Purchased Interests may not be offered for sale, sold or otherwise transferred except (i) pursuant to an effective registration statement under the Securities Act covering the Purchased Interests, (ii) in compliance with the resale limitations of Rule 144 or (iii) pursuant to an applicable exemption from registration under the Securities Act and applicable state securities laws.
ARTICLE VII
Conditions to Closing
     7.1 Conditions to Purchaser’s Obligations. The obligations of Purchaser to purchase the Purchased Interests at the Closing are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived by Purchaser in its sole discretion (other than the condition as to the Required Statutory Approvals):
          (a) Representations and Warranties; Obligations. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects (or, to the extent qualified by materiality within any such representation or warranty, true and correct in all respects) when made and shall be true and correct in all material respects (or, to the extent qualified by materiality within any such representation or warranty, true and correct in all respects) on the Closing Date with the same force and effect as if they had been made as of the Closing Date (except where they speak to a different date). Seller shall have performed all obligations and conditions under this Agreement required to be performed or observed by Seller on or prior to the Closing Date.
          (b) Consents and Waivers. All of the Required Statutory Approvals shall have been obtained and shall have become Final Orders and, in the case of the FERC approval under Section 203 of the Federal Power Act, final and non-appealable, and all of the Seller Required Consents shall have been obtained.
          (c) No Injunction or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing or materially restricting or altering the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any pending action by or before any Governmental Entity challenging or seeking to restrain or prohibit in any material respect or materially alter the consummation of the transactions contemplated by this Agreement or seeking to obtain any damages from any of the Parties in connection with the transactions contemplated by this Agreement.
          (d) Documents. All documents and instruments delivered by Seller shall be satisfactory in substance and form to Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
          (e) Seller Agreements. Seller shall have duly executed and delivered to Purchaser the following agreements (collectively, the “Seller Agreements”):
          (i) An officer’s certificate signed by a duly authorized officer of Seller and certifying as to the satisfaction of the conditions set forth in Section 7.1 (a) hereof; and
          (ii) A certificate signed by the Secretary of Seller certifying as to the incumbency and signature of the officer(s) of Seller executing this Agreement and the Seller Agreements and as to the resolutions adopted by the board of directors of Seller authorizing the transactions contemplated hereby and thereby.
          (f) [Intentionally Omitted]
          (g) Divestiture of Montauk Synfuels, LLC. Seller shall have caused Montauk to transfer all of Montauk’s ownership interests in Montauk Synfuels, LLC to Seller in accordance with Section 8.14 hereof and shall have delivered evidence thereof to Purchaser.
          (h) Hedging Arrangement. The hedging arrangements with JP Morgan Chase Bank, N.A. identified on Schedule 4.8 hereto (the “JP Morgan Hedge”) shall have been unwound at or prior to the Closing, Seller shall have delivered evidence thereof to Purchaser in form and substance reasonably satisfactory to Purchaser, and all Hedge Cash Proceeds shall have been deposited and remain on deposit as of the Closing Date in one or more deposit accounts owned by the Companies.
          (i) DLH Guaranty. DLH shall have executed and delivered to Purchaser the DLH Guaranty on or prior to the Closing Date.
          (j) South African Reserve Bank. To the extent required by applicable law, the transactions contemplated by this Agreement shall have been approved by the South African Reserve Bank.
          (k) Performance of Lender. Purchaser’s lender shall have entered into definitive agreements and made available to Purchaser the financing reflected in the executed commitment letter addressed to Purchaser dated on or about the date hereof, a copy of which has been delivered to Seller.
     7.2 Conditions to Seller’s Obligations. The obligations of Seller to sell and deliver the Purchased Interests at the Closing are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived by Seller in its sole discretion (other than the condition as to the Required Statutory Approvals):

          (a) Representations and Warranties; Obligations. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (or, to the extent qualified by materiality within any such representation or warranty, true and correct in all respects) when made and shall be true and correct in all material respects (or, to the extent qualified by materiality within any such representation or warranty, true and correct in all respects) on the Closing Date with the same force and effect as if they had been made as of the Closing Date. Purchaser shall have performed in all respects all obligations and conditions herein required to be performed or observed by Purchaser under this Agreement on or prior to the Closing Date.
          (b) Consents and Waivers. All of the Required Statutory Approvals shall have been obtained and shall have become Final Orders and, in the case of the FERC approval under Section 203 of the Federal Power Act, final and non-appealable, and all of the Seller Required Consents shall have been obtained.
          (c) No Injunction or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing or materially restricting or altering the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any pending action by or before any Governmental Entity challenging or seeking to restrain or prohibit in any material respect or materially alter the consummation of the transactions contemplated by this Agreement or seeking to obtain any damages from any of the Parties in connection with the transactions contemplated by this Agreement.
          (d) Documents. All documents and instruments delivered by Purchaser shall be reasonably satisfactory in substance and form to Seller and its counsel, and Seller and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
          (e) Purchaser Agreements. Purchaser shall have duly executed and delivered to Seller the following agreements (collectively, the “Purchaser Agreements”):
          (i) An officer’s certificate signed by a duly authorized officer of Purchaser and certifying as to the satisfaction of the conditions set forth in Section 7.2(a) hereof; and
          (ii) A certificate signed by the Secretary of Purchaser certifying as to the incumbency and signature of the officer(s) of Purchaser executing this Agreement and the Purchaser Agreements and as to the resolutions adopted by the board of managers of Purchaser authorizing the transactions contemplated hereby and thereby.
          (f) Terminations. Each of the guaranties, letters of credit and other agreements disclosed on Schedule 7.2(f) hereto, to which Seller or an Affiliate of Seller (other than the Companies) is a party, shall have been terminated, and Seller and such other Affiliates shall have been released from all obligations thereunder.

          (g) Release. Seller shall have received a full release from John Schmitt in form and substance reasonably satisfactory to Seller.
ARTICLE VIII
Covenants
     8.1 Access Prior to Closing Date. Seller hereby covenants and agrees that during the period from the date of this Agreement to the Closing Date, Seller shall cause the Companies to (a) give Purchaser and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Companies, (b) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (c) furnish Purchaser with such financial and operating data and other information with respect to the Companies and the Business as Purchaser may from time to time reasonably request; provided, however, that the foregoing shall be conducted at Purchaser’s expense, at a reasonable time, under the supervision of the personnel of Seller or the Companies, as the case may be, in compliance with the Confidentiality Agreement and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere unreasonably with the normal operation of the Business.
     8.2 Pre-Closing Restrictions on Conduct of Business. Except (i) as otherwise contemplated by this Agreement, (ii) as set forth on Schedule 8.2 hereto or (iii) with the consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller hereby covenants and agrees that, during the period from the date of this Agreement to the Closing Date, Seller shall cause the Companies to operate in the ordinary course of business consistent with past practices, and shall not permit any Company to:
          (a) sell, license or dispose of any of its material properties or assets, except in the ordinary course of business;
          (b) make any loans, advances (other than advances made in the ordinary course of business) or capital contributions to, or investments in, any other Person;
          (c) make any change in any of its present accounting methods and practices, except as required by changes in GAAP;
          (d) make or authorize any capital expenditures exceeding $50,000 individually or $150,000 in the aggregate, unless such capital expenditure is contemplated by the Companies’ existing capital expenditure budget (which has been delivered or made available to Purchaser);
          (e) settle or compromise any material Tax liability, except as is consistent with past practice;
          (f) incur any Indebtedness, other than from intercompany loans between any Company and any Affiliate thereof, issue any debt securities, assume, guarantee or endorse the obligations of any third party or mortgage or create any Liens on any of its properties or assets other than Permitted Liens or immaterial Liens which do not restrict use or detract from value;
          (g) amend its certificate of organization, certificate of incorporation, operating agreement, by-laws or other organizational document;
          (h) change its equity structure;
          (i) make any dividend or distribution to Seller or any other Affiliate of Seller, other than with respect to the Cash Equivalents;
          (j) acquire or agree to acquire by merging or consolidating with or by purchasing the equity of, or a substantial portion of the assets of, or by any other manner, any business or entity or otherwise acquire or agree to acquire any assets (other than in the ordinary course of business);
          (k) acquire or invest in any new landfill gas-to-energy project or other energy project;
          (1) knowingly take any action that would cause any of Seller’s representations and warranties set forth in Article IV hereof to become untrue in any material respect;
          (m) enter into any written employment agreement with any employee or increase in any material respect the compensation of any officer or key employee of the Business;
          (n) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any officer or employee of the Business or any other benefits payable in any other form by Seller or the Companies; or
          (o) agree to take any of the foregoing actions.
     8.3 Regulatory Approvals and Other Consents.
          (a) Each Party shall cooperate and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Entities (including FERC) necessary or advisable to obtain the Required Statutory Approvals as soon as practicable; provided, however, that the Parties shall make all required initial filings necessary to obtain the Required Statutory Approvals within five Business Days after the date hereof. Each Party shall have the right to review a reasonable time in advance and to provide comments on any filing made after the date hereof and until the Closing by the other Party with any Governmental Entity (including FERC) with respect to the transactions contemplated hereby, and the Party making such filing shall give reasonable consideration to any comments so provided. Each Party shall be responsible for its own cost of preparing and filing such applications, as well as all petitions for rehearing and all reapplications.
          (b) Without limiting the generality of Section 8.3(a) hereof, but only to the extent required by Applicable Law, Seller and Purchaser shall as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, each file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the Notification and Report Form under the HSR Act required in connection with the transactions contemplated hereby and as promptly as practicable supply any additional information, if any, requested in connection herewith pursuant to the HSR Act. Any such Notification and Report Form and additional information, if any, submitted to the FTC or the DOJ shall be in substantial compliance with the requirements of the HSR Act, each of Seller and Purchaser shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Each of Seller and Purchaser shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. To the extent a filing is required under the HSR Act, each of Seller and Purchaser shall use commercially reasonable efforts to obtain the early termination or expiration of any applicable waiting period required under the HSR Act for the consummation of the transactions contemplated hereby. The costs of all filing fees under the HSR Act (if any) shall be borne 50% by Purchaser and 50% by Seller.
          (c) Seller shall submit, not later than five days after the Closing Date, a completed General Information Notice to the New Jersey Department of Environmental Protection, as and to the extent required by the New Jersey Industrial Site Recovery Act, N.J.A.C. 7:26B (“ISRA”). Each Party shall cooperate and use commercially reasonable efforts to promptly prepare and provide such agreements and other information, approvals or authorizations as may be required, including without limitation the General Information Notice, in order to obtain, as soon as possible after the Closing, a no further action letter from the New Jersey Department of Environmental Protection with respect to such property or facilities as may be subject to ISRA.
          (d) Seller shall, as promptly as practicable, use commercially reasonable efforts (which shall not include the payment of any consideration or the extinguishment of any of its or the Companies’ rights) to obtain the Seller Required Consents.
          (e) Seller shall, as promptly as practicable, use commercially reasonable efforts (which shall not include the payment of any consideration or the extinguishment of any of its or the Companies’ rights) to obtain the consents of Apollo Energy III, LLC, Prometheus Energy Corporation, Magellan-Montauk LFG, LLC and Magellan LFG Holdings, LLC in connection with the contemplated pledge by Purchaser to its lender on the Closing Date of membership interests in the Partially Owned Subsidiaries.
          (f) Purchaser shall, as promptly as practicable and at its sole cost and expense, use commercially reasonable efforts (i) to obtain the approval by the South African Reserve

Board of the transactions contemplated hereby and (ii) to enter into definitive agreements with its lender for financing the transactions contemplated hereby and to close such financing at or prior to the Closing.
     8.4 Compliance with Law. Each Party shall comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.
     8.5 Notice. Each Party shall promptly notify the other Party in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a material breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty made by such Party in this Agreement.
     8.6 Public Announcements. The Parties will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.
     8.7 No Inconsistent Action. No Party shall take any action (a) inconsistent with its obligations under this Agreement or (b) that would hinder or delay the consummation of the transactions contemplated by this Agreement. Seller and Purchaser shall use commercially reasonable efforts to cause to be satisfied prior to the Closing Date the conditions set forth in Section 7.1 and Section 7.2 hereof, respectively.
     8.8 Cash and Intercompany Receivables and Payables. Notwithstanding anything to the contrary herein, prior to the close of business on the day immediately prior to the Closing Date, Seller shall (i) cause all of the Companies’ receivables from, and payables to, Seller or other Affiliates of Seller (other than the Companies) to be collected and paid, respectively, so that no such items are on the books of the Companies as of the Closing Date; and (ii) be permitted, in its sole discretion, to cause some or all of the Cash Equivalents to be distributed to Seller.
     8.9 Employees.
          (a) Purchaser agrees to cause the Companies to continue the employment of those individuals who are employees of the Companies on the Closing Date for a period of at least 12 months thereafter on terms and conditions no less favorable to such employees as their current terms and conditions; provided, however, that such employment may be terminated during such 12-month period for cause or non-performance, as customarily defined and determined and in accordance with the Companies’ existing practices and procedures. Individuals who are otherwise employees of the Companies, but who on the Closing Date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act, due to any other authorized leave of absence, or due to short or long-term disability, shall nevertheless be treated as employees of the Companies for the purposes of this Section 8.9. In addition,

Purchaser shall cause the Companies to make offers of employment to the Additional Employees, for terms of not less than 12 months and on terms and conditions no less favorable to the Additional Employees as their current terms and conditions; provided, however, that such employment may be terminated during such 12-month period for cause or non-performance, as customarily defined and determined and in accordance with the Companies’ existing practices and procedures. Employees of the Companies on the Closing Date, together with the Additional Employees, are referred to collectively as the “Company Employees.”
          (b) Effective as of the Closing Date, all Company Employees shall cease to participate in the Benefit Plans sponsored by Seller or any of its ERISA Affiliates.
          (c) As of the Closing Date, all Company Employees shall be eligible to participate in and, if elected, shall commence participation in the employee benefit plans (within the meaning of Section 3(3) of ERISA), programs, policies, contracts, fringe benefits, or arrangements of Purchaser or its Affiliates (collectively, “Purchaser Employee Plans”) in accordance with the terms of such plans in the same manner as similarly situated employees of Purchaser. Purchaser shall, to the extent permissible under any Purchaser Employee Plan, waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Company Employees and their spouses and dependents, if applicable, under the Purchaser Employee Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the employee benefit plans (within the meaning of Section 3(3) of ERISA), programs, policies, contracts, fringe benefits, or arrangements of Seller or its Affiliates (collectively, “Seller Employee Plans”) that have not been satisfied as of the Closing Date. Purchaser shall, to the extent permissible under any Purchaser Employee Plan, provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under Purchaser’s Employee Plans. Purchaser shall use commercially reasonable efforts to accept or cause to be accepted transfers from Seller’s health care flexible spending account plan, transportation flexible spending account plan and dependent care flexible spending account plan of each Company Employee’s unused account balance as of the Closing Date and credit such employee with such amounts under the applicable Purchaser Employee Plans.
          (d) Purchaser shall cause to be provided to each Company Employee credit for prior service with Seller, the Companies or their Affiliates, for all purposes (including vesting, eligibility, employer contributions, benefit accrual and/or level of benefits) in all Purchaser Employee Plans, including fringe benefit plans, vacation and sick leave policies, severance plans or policies, matching and profit sharing contributions under defined contribution plans and retiree medical plans maintained or provided by Purchaser or its Affiliates in which such Company Employees are eligible to participate after the Closing Date, other than for purposes of benefit accruals under Purchaser’s defined benefit pension plans subject to Title IV of ERISA or Section 412 of the Code.
          (e) Purchaser shall provide each Company Employee credit for all of the Company Employee’s earned but unused vacation and sick leave and other time-off as of the Closing Date as determined under the current time-off policies applicable to such employee.

          (f) Purchaser shall take any and all necessary action to cause the trustee of a defined contribution plan of Purchaser or one of its Affiliates, if requested to do so by a Company Employee, to accept a direct “rollover” of all or a portion of such employee’s distribution from DLH’s defined contribution plan (excluding securities, but including plan loans).
          (g) As of the Closing, DLH and Duquesne Light Company shall, to the extent it does not violate the Code’s non-discrimination rules, take all necessary action to cause the defined contribution and defined benefit pension plans maintained by DLH and Duquesne Light Company to fully vest the Company Employees in their account balances and/or accrued benefits under such plans as of the Closing Date.
          (h) With respect to each Company Employee (including any beneficiary or the dependent thereof), Seller shall retain all liabilities and obligations arising under any applicable welfare benefit plans of Seller or its Affiliates (other than the Companies) to the extent that such liability or obligation relates to claims incurred (whether or not reported or paid) prior to the Closing Date. For purposes of this Section 8.9(h), a claim shall be deemed to be incurred when (i) with respect to medical, dental, health related benefits, accident and disability (including workmen’s compensation benefits), the medical, dental, health related, accident or disability services giving rise to such claim are performed and (ii) with respect to life insurance, when the death occurs. Effective as of the Closing Date, Seller shall be responsible for providing coverage under COBRA to any Company Employee, his or her spouse or dependent person as to whom a “qualifying event” as defined in Section 4890B of the Code has occurred prior to the Closing Date.
          (i) If a plant closing or a mass layoff occurs or is deemed to occur with respect to any Company at any time on or after the Closing, Purchaser shall be solely responsible for providing all notices required under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or the regulations promulgated thereunder (the “WARN Act”) and for taking all remedial measures, including, without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided.
          (j) Seller shall retain any and all liabilities and obligations which relate to service of any Company Employee prior to the Closing Date and arise under any Seller Employee Plans that provide for postretirement benefits for periods of service prior to the Closing Date with respect to any Company Employee employed by Seller or its Affiliates (other than the Companies) that are (A) defined benefit pension plans subject to Title IV of ERISA or Section 412 of the Code, (B) defined contribution plans as defined in Section 3(34) of ERISA, (C) voluntary employees’ beneficiary associations under Section 501(c)(9) of the Code, or (D) related to other post-employment benefits for all current retirees of the Companies as of the Closing.
          (k) Approximately two weeks prior to the Closing Date, Seller shall provide to Purchaser a list of the Annual Incentive Plan prorated payments, if any, for each proposed Company Employee as of the Closing Date, calculated on the basis of a full payout for any applicable open Annual Incentive Plan year (the “Prorated Payment”). Purchaser shall (i) on the

Closing Date, cause the applicable Company to pay to each Company Employee the respective Prorated Payment, if any, and (ii) cause the applicable Company to pay to each Company Employee a prorated amount under Purchaser’s corresponding incentive plan, if any, for the period from the Closing Date until December 31 of the year in which Closing occurs.
     8.10 Further Assurances. After the Closing, each Party shall cooperate with the other, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and use commercially reasonable efforts to take all such other actions as may be reasonably requested by the other Party from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement.
     8.11 Tax Matters.
          (a) Seller shall be responsible for the preparation and filing of the Companies’ federal (if applicable), state and local income and, if appropriate, other Tax Returns with respect to all periods ending on or before the Closing Date and the portion, ending on or before the Closing Date, of any Straddle Period (“Pre-Closing Tax Periods”), and for the payment of all federal, state and local income and, if appropriate, other Taxes with respect to all such Pre-Closing Tax Periods. Except as provided below, such Tax Returns shall be prepared in a manner consistent with prior practice, and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or expense between Pre-Closing Tax Periods and periods ending after the Closing Date or the portion, beginning after the Closing Date, of any Straddle Period (“Post-Closing Tax Periods”). Seller shall include the income of each Company (including any deferred item triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on DLH’s consolidated federal Tax Returns for all Pre-Closing Tax Periods, and pay any and all Taxes attributable to all Pre-Closing Tax Periods. For all Pre-Closing Tax Periods, Seller shall cause each Company to join in DLH’s consolidated federal Tax Return and, in jurisdictions requiring separate reporting from DLH, to file separate Company state, local and foreign Tax Returns, and to pay any and all Tax attributable to all Pre-Closing Tax Periods. Purchaser shall cause each Company to file income Tax Returns (or shall include the Companies in its combined or consolidated income Tax Return) for all Post-Closing Tax Periods, and shall pay any and all Taxes attributable to all Post-Closing Tax Periods. Seller agrees not take any position in any Tax Return for a Pre-Closing Tax Period that could reasonably be expected to result in any Tax liability for any Company or Purchaser or require any of the foregoing to take any adverse Tax position without the prior written consent of Purchaser. For purposes of this Agreement, the amount of taxable income of the Companies attributable to the Straddle Period shall be determined based upon a hypothetical closing of the taxable year on the Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period; provided, however, real and personal property Taxes (which are not based on income) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.
          (b) Purchaser and Seller recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Purchaser and/or the Companies to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Purchaser agrees to cause the Companies to (i) properly retain and maintain such records for a period of seven years from the date the Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations with respect to such year, whichever is later, and (ii) allow Seller and its agents and representatives at times and dates mutually acceptable to the Parties, to reasonably inspect, review and make copies of such records from time to time, such activities to be conducted during normal business hours and at Seller’s expense.
     8.12 Fresh Kills Project. After the Closing and until July 1, 2007, (a) Purchaser shall cause GSF Energy, LLC to maintain in full force and effect that certain $1,000,000 Payment Bond dated December 29, 2003 made by GSF Energy, LLC and Fidelity and Deposit Company of Maryland in favor of The City of New York (the “GSF Payment Bond”): and (b) Seller shall cause to be maintained in full force and effect that certain $3,500,000 Letter of Credit issued by Citibank, N.A. in favor of The City of New York, as amended (the “GSF Letter of Credit”).
     8.13 Transition Services. Seller shall provide, or shall cause one or more of its Affiliates to provide, to Purchaser and the Companies, for a period of up to six months after the Closing Date, certain corporate support and administrative services with respect to the Business and the Companies, pursuant to a Transition Services Agreement to be entered into at the Closing, substantially in the form of Exhibit B hereto, which agreement shall set forth the fees payable by Purchaser in connection therewith.
     8.14 Divestiture of Montauk Svnfuels, LLC. Prior to the Closing, Seller, at its sole cost and expense, shall cause Montauk to transfer all of Montauk’s ownership interests in Montauk Synfuels, LLC to Seller, and shall take such other actions, all in form and substance reasonably satisfactory to Purchaser, such that on the Closing Date, neither Montauk nor any other Company shall have (i) any direct or indirect ownership interest in any of the Synfuels Entities or (ii) any Liability or other future obligation of any nature whatsoever to, or in any way related to, the Synfuels Entities or their Affiliates (collectively, the “Synfuels Divestiture”). Seller shall provide to Purchaser copies of all documents, agreements and other instruments executed by any of the Companies in connection with the Synfuels Divestiture.
     8.15 Surety Bonds. Seller represents and warrants that attached as Schedule 8.15 hereto is a correct and complete list of surety and other bonds currently in place for the benefit of the Companies (collectively, the “Bonds”). The Bonds have been obtained by or through Seller and/or DLH, and, as a result, Seller and/or DLH have reimbursement obligations if payments are made or expenses are incurred under the Bonds. Schedule 8.15 hereto identifies those Bonds which Purchaser has agreed to replace after the Closing (collectively, the “Purchaser Replaced Bonds”) and those Bonds which Seller has agreed to cause to remain in place after the Closing (collectively, the “Seller Retained Bonds”). Purchaser shall, at its expense, use commercially reasonable efforts to replace the Purchaser Replaced Bonds at the Closing or as soon thereafter as possible, including obtaining any third party consents required in connection with such replacements. Seller shall, at its expense, (i) cause the Purchaser Replaced Bonds to remain in place after the Closing until such time as Purchaser replaces such Bonds (but in no event later than 90 days after the Closing Date) and (ii) cause the Seller Retained Bonds to remain in place after the Closing for the period set forth for each such Bond on Schedule 8.15 hereto. Notwithstanding which Party is obligated to replace, retain or maintain the Bonds as provided in this Section, (a) Seller shall be responsible for, and shall reimburse Purchaser for, all Losses incurred in connection with the Bonds with respect to any action, inaction or event which occurs prior to the Closing and (b) Purchaser shall be responsible for, and shall reimburse Seller for, all Losses incurred in connection with the Purchaser Replaced Bonds with respect to any action, inaction or event which occurs after the Closing.
     8.16 Restrictive Covenants. To assure that Purchaser will realize the value and goodwill inherent in the Companies, Seller hereby agrees that, for a period of two years after the Closing Date:
          (a) Seller shall not, directly or indirectly, as a stockholder (except as a stockholder owning beneficially or of record less than 5% of the outstanding shares of any class of publicly traded stock of any issuer), or as a member, partner, joint venturer, proprietor or otherwise, own or operate a landfill gas-to-energy business; and
          (b) Seller shall not, directly or indirectly, solicit for employment, employ or cause to be employed any Company Employee, unless such Company Employee is no longer employed by Purchaser or the Companies through no fault of Seller or its Affiliates.
Seller agrees and acknowledges that the restrictions contained in this Section are reasonable in scope and duration and are necessary to protect Purchaser after the Closing. If, however, any provision of this Section, as applied to any Party or to any circumstances, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of this Section or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced. Upon breach of any provisions of this Section, Purchaser will be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient.
     8.17 Bifurcation of Transaction. The Parties acknowledge that they desire to consummate the transactions contemplated hereby on or prior to December 31, 2006. In the event that as of December 28, 2006, the Required Statutory Approval of FERC has not been obtained and become a Final Order, then the Parties shall cooperate in good faith to bifurcate the transactions contemplated hereby such that (i) all of the shares of stock of Monmouth Energy, Inc. are transferred from Montauk to Seller prior to the Closing; (ii) the sale of Montauk to Purchaser is consummated on or prior to December 31, 2006; and (iii) the sale of Monmouth Energy, Inc. to Purchaser is consummated within five Business Days after the Required Statutory Approval of FERC has been obtained and become a Final Order. In connection with such bifurcation, if any, the Parties shall enter into an amendment to this Agreement and/or a new agreement relating thereto, each in form and substance reasonably satisfactory to each Party.

     8.18 Release. Purchaser shall deliver to Seller prior to the Closing the release of John Schmitt as required under Section 7.2(g) hereof.
ARTICLE IX
Indemnification
     9.1 Indemnification by Seller. Subject to the remainder of this Article IX, Seller shall and hereby does indemnify Purchaser, the Companies (after the Closing), and their Representatives (collectively, the “Purchaser Indemnified Parties”), against, and hold them harmless from, any and all Losses suffered or sustained by any Purchaser Indemnified Party and arising from, in connection with or otherwise with respect to:
          (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Seller Agreement;
          (b) any breach of any covenant of Seller contained in this Agreement or in any Seller Agreement;
          (c) the ownership and/or operation, by any of the Companies’ prior to the Closing Date of a gas processing facility at the Fresh Kills landfill located on Staten Island, New York, including without limitation resulting from any payment made after the Closing under the GSF Payment Bond and/or the GSF Letter of Credit;
          (d) the matters described on Schedule 4.14 hereto (collectively, the “Existing Litigation”);
          (e) any intercompany gain or other adverse Tax impact caused by the transactions contemplated hereby due to the tax status as a “C corporation” of any of the Companies;
          (f) any Liabilities of the Companies in connection with any failure to pay, or failure to file Tax Returns with respect to, all state and local Taxes of any nature whatsoever which relate to any period of time ending prior to the Closing Date, including without limitation any state or local income, sales, use, ad valorem, franchise and/or property Taxes;
          (g) any Liabilities or payments required under any self-insurance arrangement of any of the Companies for Liabilities arising prior to the Closing Date, including without limitation all self-insurance obligations which have not been specifically accrued or reserved for as reflected in the Financial Statements;
          (h) any Liabilities arising out of or relating to (i) the matters described on Schedule 4.20 hereto or (ii) “superfund” obligations existing as of the Closing of GSF Energy, LLC for the Omega Chemical Superfund site; or

          (i) any Liabilities arising out of or related to (i) violations of Environmental Laws and/or related Permits prior to the Closing, (ii) “superfund” obligations of the Companies that result from the disposal of Hazardous Wastes prior to the Closing or (iii) any failure prior to the Closing on the part of Seller or the Companies to comply with all applicable Environmental Laws and/or related Permits in connection with the Monmouth facility in New Jersey, including without limitation all outstanding enforcement actions pending before the New Jersey Department of Environmental Protection.
     9.2 Indemnification by Purchaser. Subject to the remainder of this Article IX, Purchaser shall indemnify Seller and its Representatives (collectively, the “Seller Indemnified Parties”) against, and hold them harmless from, any and all Losses suffered or sustained by any Seller Indemnified Party and arising from, in connection with or otherwise with respect to:
          (a) any breach of any representation or warranty of Purchaser contained in this Agreement or in any Purchaser Agreement;
          (b) any breach of any covenant of Purchaser contained in this Agreement or in any Purchaser Agreement;
          (c) any Liabilities of the Companies in connection with any failure to pay, or failure to file Tax Returns with respect to, all state and local Taxes of any nature whatsoever which relate to any period of time ending on or after the Closing Date, including without limitation any state or local income, sales, use, ad valorem, franchise and/or property Taxes; or
          (d) any Liabilities arising out of or related to (i) violations of Environmental Laws and/or related Permits after the Closing, (ii) “superfund” obligations of the Companies that result from the disposal of Hazardous Wastes after the Closing or (iii) any failure after the Closing on the part of Purchaser or the Companies to comply with all applicable Environmental Laws and/or related Permits in connection with the Monmouth facility in New Jersey.
     9.3 Calculation of Losses: Limitations.
          (a) The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss and net of amounts accrued on the Companies’ balance sheet as of the Closing Date and included in Closing Working Capital with respect to such Loss, and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.
          (b) Notwithstanding any other provisions of this Article IX, but subject to Section 9.3(d) hereof, neither Party shall have any obligation to indemnify the other Party for

Losses described under Section 9.1 (a) or Section 9.2(a) hereof until such other Party shall incur, in the aggregate, Losses described under Section 9.1 (a) or Section 9.2(a) hereof, as applicable, in excess of $250,000, and then only for Losses in excess of such amount.
          (c) Notwithstanding any other provisions of this Article IX, but subject to Section 9.3(d) hereof, neither Party shall have any obligation to indemnify the other Party for Losses described under Section 9.1 or Section 9.2 hereof in excess of $11,700,000.
          (d) Notwithstanding the foregoing, the limitations set forth in Sections 9.3(b) and 9.3(c) hereof shall not limit any recovery for Losses suffered or sustained (i) by the Purchaser Indemnified Parties pursuant to Section 9.1(c), 9.1 (d), 9.1(f) or 9.1(h) hereof or as a result of a breach of Section 3.2, 4.2 or 4.3 hereof; (ii) by the Purchaser Indemnified Parties in any case based on fraud or intentional or willful misconduct by Seller, DLH or the Companies (prior to the Closing); (iii) by the Purchaser Indemnified Parties pursuant to Section 9.1(e), 9.1(g) or 9.1(i) hereof or as a result of a breach of Section 4.13, 4.15 or 4.20 hereof (provided, however, that Seller shall not be obligated to indemnify the Purchaser Indemnified Parties for any Losses suffered or sustained as described in this clause (iii), together with all other Losses suffered or sustained by them, in excess of $20,000,000); (iv) by the Seller Indemnified Parties in any case based on fraud or intentional or willful misconduct by Purchaser; (v) by the Seller Indemnified Parties pursuant to Section 9.2(c) or 9.2(d) hereof (provided, however, that Purchaser shall not be obligated to indemnify the Seller Indemnified Parties for any Losses suffered or sustained as described in this clause (v), together with all other Losses suffered or sustained by them, in excess of $20,000,000); or (vi) by the Seller Indemnified Parties as a result of a breach of Section 5.2.
     9.4 Indemnification Procedures.
          (a) In order for a Purchaser Indemnified Party or a Seller Indemnified Party (in such capacity, the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Party from which indemnification is sought (in such capacity, the “Indemnifying Party”) in writing of the Third Party Claim promptly following receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim and not also addressed to the Indemnifying Party.
          (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party. In the event the Indemnifying Party duly elects to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) the Indemnifying Party has failed to promptly assume the defense of a Third Party Claim after receipt of notice of the commencement thereof or (ii) there are defenses available to the Indemnifying Party and the Indemnified Party which are sufficiently disparate and several such that continued representation by one counsel (or legal firm) of both the Indemnifying Party and the Indemnified Party would materially prejudice the assertion or prosecution of such defenses or otherwise result in a conflict of interest for such counsel. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.
          (c) In the event any Indemnified Party has a claim against an Indemnifying Party under Section 9.1 or 9.2 hereof that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 9.1 or 9.2 hereof, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure. The Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

          (d) Notwithstanding anything to the contrary herein, Seller shall assume and control the defense of the Existing Litigation.
     9.5 Exclusive Post-Closing Remedy. The remedies set forth in this Article IX shall be the sole and exclusive remedies of the Parties after the Closing for any and all Losses sustained or incurred by the Parties or their respective successors or assigns in connection with this Agreement or the transactions contemplated hereby.
     9.6 Termination of Indemnification Obligations. The indemnification obligations pursuant to Section 9.1 and Section 9.2 hereof with respect to (i) representations and warranties set forth herein shall terminate at the end of the applicable survival period set forth in Section 11.3 hereof, (ii) covenants set forth herein shall terminate on the date which is 18 months after the Closing Date (or such later time as may be expressly set forth in such covenant), (iii) the items described in Sections 9.1(e), 9.1(f) and 9.2(c) hereof shall terminate upon the expiration of the applicable statute of limitations and (iv) the items described in Sections 9.1(i) and 9.2(d) hereof shall terminate on the third anniversary of the Closing Date; provided, however, that such indemnification obligations shall not terminate with respect to (a) any item as to which the Indemnified Party shall have, before the expiration of such period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party in accordance with Section 9.4 hereof; and (b) the items described in Section 9.1(c), 9.1 (d), 9.1(g) or 9.1(h) hereof.
ARTICLE X
Termination
     10.1 Termination. This Agreement may be terminated:
          (a) By Seller upon written notice to Purchaser if Seller is not in material breach of its obligations under this Agreement and (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser in a manner causing the conditions set forth in Section 7.2 hereof not to be satisfied and such breach shall not have been cured in all material respects within 30 days of receipt by Purchaser of written notice of such breach or (ii) Purchaser fails to consummate the transactions contemplated hereby on the Closing Date if all conditions set forth in Section 7.1 hereof have been satisfied or waived as of such date;
          (b) By Purchaser upon written notice to Seller if Purchaser is not in material breach of its obligations under this Agreement and (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller in a manner causing the conditions, set forth in Section 7.1 hereof not to be satisfied and such breach shall not have been cured in all material respects within 30 days of receipt by Seller of written notice of such breach or (ii) Seller fails to consummate the transactions contemplated hereby on the Closing Date if all conditions set forth in Section 7.2 hereof have been satisfied or waived as of such date;

          (c) By either Party if the Closing Date has not occurred on or before February 28, 2007, for reasons other than the failure of the Party seeking termination to comply in full with its obligations under this Agreement; or
          (d) By mutual consent of the Parties.
     10.2 Effect of Termination. In the event of the termination of this Agreement by Seller pursuant to Section 10.1 (a) hereof or by Purchaser pursuant to Section 10.1 (b) hereof, the Parties shall be entitled to pursue all remedies as may be available to them at law or in equity. Notwithstanding the foregoing, in the event of the termination of this Agreement by Seller pursuant to Section 10.1 (a) hereof, Seller shall be entitled to pursue any and all Losses suffered by it in connection with such termination. In the event of the termination of this Agreement pursuant to Section 10.1 (c) or Section 10.1 (d) hereof, neither Party shall have any liability to the other Party as a result of such termination.
     10.3 Pre-Closing Remedies. In addition to the remedies available at law, each of the Parties acknowledges and agrees that the other Party would be irreparably harmed in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached prior to the Closing. Accordingly, each of the Parties agrees that, in addition to any other remedy to which such Party may be entitled at law or in equity, they each shall be entitled to equitable remedies, including injunctive relief and/or specific performance, to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.
ARTICLE XI
Miscellaneous
     11.1 Waivers and Amendments. Any amendment or modification to this Agreement or the rights of either Party shall be made only by a written agreement signed by both Parties.
     11.2 Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania, without regard to principles of choice of law.
     11.3 Survival. The representations and warranties made herein shall survive the Closing of the transactions contemplated hereby until the date which is 18 months after the Closing Date; provided, however, (x) the representations and warranties set forth in Section 4.20 hereof shall survive until the third anniversary of the Closing Date; and (y) the representations and warranties set forth in Sections 3.2, 4.2, 4.3, 4.13, 4.15 and 5.2 hereof shall survive until the expiration of any applicable statute of limitations.
     11.4 Assignment. Neither Party shall assign, transfer or convey this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party hereto, which consent may not be unreasonably withheld or delayed.

     11.5 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder, except that the employees of the Companies on the Closing Date and the Additional Employees are intended third party beneficiaries, and shall have third party beneficiary rights, under Section 8.9 hereof.
     11.6 Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.
     11.7 Entire Agreement. Other than the Confidentiality Agreement (which shall remain in full force and effect in accordance with its terms), this Agreement (including the schedules and exhibits hereto which are an integral part hereof) and the other agreements to be delivered pursuant hereto constitute the entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof and supersede all prior or contemporaneous understandings or agreements between the Parties, whether written or oral, with respect to such subject matter.
     11.8 Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be hand-delivered, sent via United States registered or certified mail, postage prepaid, sent by facsimile (with a copy sent by U.S. mail), or sent via a reputable overnight courier service to a Party at the address for such Party set forth below (or at such other address as such Party shall specify by notice given in accordance with the requirements of this Section 11.8):
If to Seller, to:
DQE Financial Corp.
411 Seventh Avenue
Pittsburgh, PA 15219
Attn: President
Fax: 412-393-1099
With a copy to:
Duquesne Light Company
411 Seventh Avenue
Pittsburgh, PA 15219
Attn: Legal
Fax: 412-393-5620

If to Purchaser, to:
Blue Wolf Energy Holdings LLC
c/o Blue Wolf Capital Management LLC
One Liberty Plaza, 23rd Floor
New York, NY 10006
Attn: Managing Partner
Fax: 646-349-2280

With a copy to:
Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, TX 75201
Attn: Charles P. Miller, Esq.
Fax: 214-758-1550
All notices duly given in accordance with the requirements of this Section 11.8 shall be deemed given when delivered by hand, three Business Days after deposit in the United States mail, on the date of receipt if sent by facsimile, or one Business Day after deposit in the case of overnight courier service.
     11.9 Severability. In the event that any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     11.10 Transaction Expenses. Each of Seller and Purchaser shall bear its own expenses and legal fees in connection with the consummation of the transactions contemplated by this Agreement.
     11.11 Titles. The titles of the articles and sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     11.12 Delays or Omissions; Cumulative Nature of Remedies. No delay or omission to exercise any right, power or remedy accruing to either Party shall impair any such right, power or remedy of such Party, nor shall it be construed to be a waiver of, or acquiescence in, any breach or default under this Agreement or any similar breach or default thereafter occurring. No delay or omission to exercise any right, power or remedy or waiver of any single breach or default shall be deemed a waiver of any other right, power or remedy or breach or default theretofore or thereafter occurring. All remedies of Seller and Purchaser, whether under this Agreement or available at law or in equity, shall be cumulative and not alternative.
     11.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the Parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     11.14 Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.
     11.15 Jurisdiction. Any judicial proceeding brought against any of the Parties or any dispute arising out of this Agreement or matter related hereto shall be brought in any state or federal court located in Allegheny County, Pennsylvania, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction and venue of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the Commonwealth of Pennsylvania for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s address set forth in Section 11.8 hereof shall be effective service of process for any action, suit or proceeding in Allegheny County, Pennsylvania with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 11.15.
     11.16 Attorneys Fees. The prevailing Party in any proceeding regarding a dispute between the Parties shall be entitled to recover from the non-prevailing Party all costs and expenses, including reasonable attorneys’ fees and costs of investigation, incurred in connection with such proceeding.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

DQE FINANCIAL CORP.

By:	/s/ John R. Schmitt

Name:	John R. Schmitt
Title:	Vice President

BLUE WOLF ENERGY HOLDINGS LLC

By:	/s/ Adam Blumenthal

Name:	Adam Blumenthal
Title:	Managing Member